EXHIBIT 10.22

Description of Director Compensation

All non-employee directors receive shares of CIBER Common Stock valued at approximately $2,500 for each Board and Annual Meeting attended and are paid a $7,500 semi-annual retainer.  The Chairman of the Audit Committee of the Board receives twice this retainer amount due to the additional time needed to fulfill this responsibility.  All directors are reimbursed for expenses incurred to attend meetings.  The retainer was increased to its current annual level and a meeting fee of $1,000 per committee meeting attended was implemented in August 2003.  Non-employee directors received stock options for serving on the Board under the CIBER, Inc. 2004 Incentive Plan (the “Plan”) approved by the Company’s stockholders at the April 27, 2004 Annual Meeting.  Employee directors receive no additional compensation for serving on the Board.

The Plan provides that options for the Company’s Common Stock are authorized for issuance to non-employee directors under the Plan.  The Plan is administered by the Board.  The Plan provides for an initial grant of options to purchase 20,000 shares of Common Stock to each non-employee director when that director takes office.  Each option granted vests in equal annual installments over two years and expires ten years from the date of grant.  In addition, after each year of service, each non-employee director receives the grant of an option to purchase 5,000 shares of Common Stock; such options vest fully one year after the date of grant.  The Plan also authorizes the Board, in its discretion, to adopt awards for director service on Board committees.  This provision was added in light of new requirements imposed by the Sarbanes-Oxley Act and the NYSE, which have increased the obligations of members of certain committees—especially the Audit Committee.